Investor Relations and Media Contact:
Berry Allen
(847) 653-7375

Taylor Capital Group Reports Net Income of
$17.3 Million for the First Quarter of 2013

CHICAGO, IL - April 19, 2013 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the first quarter of 2013.

Net income for the quarter was $17.3 million, compared to $21.5 million for the fourth quarter of 2012. Net income applicable to common stockholders for the quarter was $13.6 million, or $0.44 per diluted share, compared to $19.7 million, or $0.65 per diluted share, for the fourth quarter of 2012.

"Our results for the first quarter of 2013 reflect the continued successful execution of our diversification strategy,” said Mark A. Hoppe, President and Chief Executive Officer of the Company.  “Commercial loans grew by 10% over the past twelve months in extremely competitive markets.  Our national equipment financing business, which we launched last summer, has grown to more than $100 million in loans and leases outstanding and recently opened two new offices. Asset based lending grew by $23 million during the quarter and we have grown our commercial real estate loans, as expected, with selective reentry into that market after repositioning our real estate portfolio over the last few years.”

“Overall, we are very pleased with the results for the first quarter as our pre-tax, pre-provision operating earnings of $29.2 million and our nearly 15% return on common equity are both among the highest in the last five years,” Hoppe continued.  “While our results this quarter were clearly impacted by the decrease in mortgage banking revenue, it was not a surprise that the historically high mortgage origination margins seen in the second half of last year would not be sustained.  Nevertheless, we are confident about the long term prospects for our mortgage business and continue to invest having recently expanded to originate loans in 41 states.  Meanwhile, we remain disciplined in our balanced and focused approach on credit quality. We have a great middle market customer base, which provides a solid foundation to continue growing in spite of a competitive market.  In conclusion, we are excited about our opportunities for future growth and believe our strong capital ratios, experienced team of bankers and diversified business lines position us extremely well for the future.”

FIRST QUARTER 2013 HIGHLIGHTS - COMPARISON TO FOURTH QUARTER 2012

Reported earnings per diluted share of $0.44 in the first quarter of 2013, down from $0.65 per diluted share in the fourth quarter of 2012

•	Revenue(1) was $80.4 million for the first quarter of 2013, down $10.6 million or 11.6% from the fourth quarter of 2012

•	Net interest margin on a tax equivalent basis declined by 10 basis points to 3.18% for the first quarter of 2013 from 3.28% for the fourth quarter of 2012

•	Mortgage banking revenue was $32.0 million for the first quarter of 2013, down $12.3 million or 27.7% from the fourth quarter of 2012

•	Total commercial loans grew $60.4 million or 2.2% from December 31, 2012

•	Period end core deposits (excluding time and brokered deposits) grew by $390.5 million or 15.4% in the first quarter of 2013

•	The Company's Tier I Risk Based Capital ratio was 14.45%, while its Total Risk Based Capital ratio was 16.50% and its Tier I Capital to Average Assets leverage ratio was 10.91% as of March 31, 2013

•	Return on Average Common Equity was 14.82% for the first quarter of 2013

Credit quality indicators were mixed as compared to the fourth quarter of 2012

•	Nonperforming loans were $71.4 million and 2.22% of total loans at March 31, 2013, up from $59.5 million and 1.88% of total loans at December 31, 2012

•	At March 31, 2013, commercial criticized and classified loans(2) totaled $138.5 million, up from $131.6 million at December 31, 2012

•	The allowance for loan losses as a percent of nonperforming loans was 115.05% at March 31, 2013, compared to 138.05% at December 31, 2012

•	Credit costs(3), however, were $0.9 million for the first quarter of 2013, down from $4.0 million for the fourth quarter of 2012

FIRST QUARTER 2013 - COMPARISON TO FIRST QUARTER 2012

Reported earnings per diluted share of $0.44 in the first quarter of 2013, up from $0.26 per diluted share in the first quarter of 2012

•	Revenue increased to $80.4 million for the first quarter of 2013, up $21.5 million or 36.5% from the first quarter of 2012

•	Pre-tax, pre-provision operating earnings(4) increased to $29.2 million for the first quarter of 2013, up $5.2 million or 21.5% as compared to the first quarter of 2012

•	Total commercial loans increased to $2.82 billion at March 31, 2013, up $257.5 million or 10.1% from March 31, 2012

•	Core deposits grew to $2.93 billion at March 31, 2013 up $1.10 billion or 60.4% from March 31, 2012

•	Mortgage origination volume was $1.91 billion for the first quarter of 2013, up $1.0 billion or 113% from the first quarter of 2012

•	At March 31, 2013, commercial criticized and classified loans totaled $138.5 million, down from $161.0 million at March 31, 2012

•	Return on Average Common Equity was 14.82% for the first quarter of 2013 up from 10.15% for the first quarter of 2012

FIRST QUARTER 2013 PERFORMANCE OVERVIEW

Results of Operations - Comparisons to Fourth Quarter 2012

Net income for the first quarter of 2013 was $17.3 million, compared to net income of $21.5 million for the fourth quarter of 2012, a decrease of 19.5%. Net income applicable to common stockholders was $13.6 million, or $0.44 per diluted share, for the first quarter of 2013, compared to net income applicable to common stockholders of $19.7 million, or $0.65 per diluted share, for the fourth quarter of 2012.

Income before income taxes was $28.3 million for the first quarter of 2013, compared to $36.0 million for the fourth quarter of 2012, a decrease of 21.4%.

Pre-tax, pre-provision operating earnings totaled $29.2 million for the first quarter of 2013, compared to $38.6 million for the fourth quarter of 2012, a decrease of 24.4%.

Revenue

Revenue totaled $80.4 million for the first quarter of 2013, compared to $91.0 million for the fourth quarter of 2012, a decrease of 11.6%.

Net interest income was $40.7 million for the first quarter of 2013, essentially flat as compared to $40.5 million for the fourth quarter of 2012. The slight increase in net interest income was due to an increase in investment securities and lower deposit funding costs partially offset by lower yields on commercial loans. The tax equivalent net interest margin was down 10 basis points, from 3.28% for the fourth quarter of 2012 to 3.18% for the first quarter of 2013, primarily as a result of lower yields on commercial loans. Yields on commercial loans decreased in the quarter due to competitive pricing pressure on new loans and changes in the mix of the portfolio.

Noninterest income, excluding investment security gains and losses, was $39.7 million for the first quarter of 2013, compared to $50.5 million for the fourth quarter of 2012 a decrease of 21.4%. The decrease was primarily due to a $12.3 million decrease in mortgage banking revenue, partially offset by increased customer swap fees and other derivative income. The decrease in mortgage banking revenue, from $44.3 million in the fourth quarter of 2012 to $32.0 million in the first quarter of 2013, was primarily the result of decreased margins from their historically high levels on mortgage originations and sales in the secondary market and a 2.0% decline in mortgage origination volume in the first quarter. Mortgage originations were $1.91 billion in the first quarter of 2013, down from $1.95 billion in the fourth quarter of 2012.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $51.2 million for the first quarter of 2013, compared to $52.4 million for the fourth quarter of 2012, a decrease of 2.3%. The decrease of $1.2 million was primarily the result of a net $2.0 million decrease in salaries and employee benefits comprised of a $4.9 million decrease in performance-based incentive compensation expense partially offset by a $2.9 million increase in salary and benefits costs. The increase in salary and benefits cost is primarily related to an increase in headcount at Cole Taylor Mortgage and the seasonal impact of certain payroll taxes. The additional employees at Cole Taylor Mortgage were mostly in the retail origination channels as we continue to invest in the growth of those channels and the diversification of our business.

Results of Operations - Comparisons to First Quarter 2012

Net income for the first quarter of 2013 was $17.3 million, compared to net income of $9.5 million for the first quarter of 2012, an increase of 82.1%. Net income applicable to common stockholders was $13.6 million, or $0.44 per diluted share, for the first quarter of 2013, compared to net income applicable to common stockholders of $7.7 million, or $0.26 per diluted share, for the first quarter of 2012.

Income before income taxes was $28.3 million for the first quarter of 2013, compared to $15.8 million for the first quarter of 2012, an increase of 79.1%.

Pre-tax, pre-provision operating earnings totaled $29.2 million for the first quarter of 2013, as compared to $24.0 million in the first quarter of 2012, an increase of 21.7%.

Revenue

Revenue totaled $80.4 million for the first quarter of 2013, compared to $58.9 million in the first quarter of 2012, an increase of 36.5%.

Net interest income was $40.7 million for the first quarter of 2013, compared to $35.8 million for the first quarter of 2012, an increase of 13.7%. The increase was primarily due to growth in loan balances, lower deposit funding costs and the repayment of the Bank's $60 million of 10% subordinated notes.

Noninterest income, excluding investment security gains and losses, was $39.7 million for the first quarter of 2013, compared to $23.1 million for the first quarter of 2012, an increase of 71.9%. The increase was primarily due to a $14.5 million increase in mortgage banking revenue. The increase in mortgage banking revenue was in both originations and servicing. Mortgage loan origination income increased $10.1 million in the period as mortgage loan origination volume increased 113.2% to $1.91 billion. Net mortgage servicing revenue increased $4.3 million in the period as we increased the mortgage servicing book which also assists in diversification from the mortgage origination channel revenue.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $51.2 million for the first quarter of 2013, compared to $34.9 million in the first quarter of 2012, an increase of 46.7%. The increase of $16.3 million is primarily due to a $10.4 million increase in salaries and employee benefits due to total headcount growth as a result of increased loan origination volumes at Cole Taylor Mortgage.

Credit Quality

Loan Portfolio Performance and Credit Quality

Total commercial criticized and classified loans were $138.5 million at March 31, 2013, compared to $131.6 million at December 31, 2012 and $161.0 million at March 31, 2012. Despite the increase in commercial criticized and classified loans this quarter, which was primarily due to a limited number of relationships, the overall trend in migration into these categories is down over the last twelve months. In addition, consistent with disclosures in our 2012 Form 10-K, migrations of loans through commercial and criticized status this quarter was expected to have a nominal impact on the allowance for loan losses. The allowance for loan losses decreased $41,000, and the provision for loan losses was $300,000.

Nonperforming loans were $71.4 million at March 31, 2013, compared to $59.5 million at December 31, 2012, and $93.5 million at March 31, 2012. The overall decrease in nonperforming loans compared to March 31, 2012 is reflective of the continued focus to strengthen credit quality combined with an active resolution process.

Other real estate owned (“OREO”) and repossessed assets were $27.2 million at March 31, 2013, compared to $24.3 million at December 31, 2012 and $36.9 million at March 31, 2012. The increase in OREO assets compared to the prior quarter was due to net additions into OREO exceeding reductions from sales.

Total nonperforming assets were $98.6 million at March 31, 2013, compared to $83.8 million at December 31, 2012 and $130.4 million at March 31, 2012. Nonperforming assets to total assets were 1.71% at March 31, 2013, compared to 1.44% at December 31, 2012 and 2.78% at March 31, 2012. While the ratio of nonperforming assets to total assets was up 27 basis points from December 31, 2012, it was down over 100 basis points from March 31, 2012.

Allowance and Provision for Loan Losses

The allowance for loan losses was $82.2 million at both March 31, 2013 and December 31, 2012 and $93.5 million at March 31, 2012. The allowance for loan losses as a percent of nonperforming loans was 115.05% at March 31, 2013, as compared to 138.05% at December 31, 2012 and 100.01% at March 31, 2012.

The provision for loan losses was $300,000 for the first quarter of 2013, compared to $1.2 million for the fourth quarter of 2012 and $7.4 million in the first quarter of 2012. The decrease in the loan loss provision reflects volume and mix changes in the loan portfolio and a low level of net charge-offs.

Balance Sheet

Assets

Total assets at March 31, 2013 were $5.77 billion, compared to $5.80 billion at December 31, 2012.

Investment securities were $1.43 billion at March 31, 2013, compared to $1.27 billion at December 31, 2012. The increase of $162.2 million was primarily related to an increase in certain tax exempt investment securities with attractive tax equivalent yields.

Loans held for sale were $668.9 million at March 31, 2013 down $269.4 million from December 31, 2012. The decrease is primarily the result of the timing of mortgage loan sales at the end of last year combined with slightly lower mortgage origination volume this quarter.

Net loans at March 31, 2013 were $3.14 billion, up $54.5 million from $3.09 billion at December 31, 2012. Commercial and Industrial loans were $1.58 billion at March 31, 2013, down $13.3 million from $1.59 billion at December 31, 2012. Commercial real estate secured loans were $1.01 billion at March 31, 2013 up $47.3 million from December 31, 2012 as several new customer relationships were established primarily in the commercial owner-occupied area. Commercial construction loans were $121.2 million at March 31, 2013, an increase of $17.5 million from $103.7 million at December 31, 2012. In 2012, we largely completed the repositioning of the commercial real estate loan portfolio and are selectively reentering certain commercial real estate and construction markets. Consumer loans were $411.9 million at March 31, 2013 down $4.7 million from December 31, 2012.

Mortgage servicing rights increased $27.7 million in the first quarter to $106.6 million as of March 31, 2013. As part of our strategy to diversify the revenue streams for Cole Taylor Mortgage, we continue to invest in mortgage servicing and retain servicing of most mortgage loans we originate. The unpaid principal balance of loans serviced was $10.51 billion as of March 31, 2013.

Liabilities and Stockholders' Equity

Total liabilities at March 31, 2013 were $5.20 billion, as compared to $5.24 billion at December 31, 2012.

Total deposits were $3.79 billion at March 31, 2013, compared to $3.53 billion at December 31, 2012. The increase was primarily due to an increase in both noninterest-bearing deposits and interest-bearing NOW accounts associated with on-going deposit raising efforts and the seasonal timing of certain public fund deposits.

Average total deposits for the first quarter of 2013 increased by $218.6 million or 6.2% to $3.76 billion as compared to the fourth quarter of 2012, primarily due to the previously mentioned increase in core deposits partially offset by the continued decline in time deposits.

Short term borrowings decreased $326.4 million in the first quarter to $1.14 billion as of March 31, 2013, due to reduced funding needs primarily as a result of a reduction in the held for sale loan portfolio.

Total stockholders' equity increased from $559.6 million at December 31, 2012 to $573.3 million at March 31, 2013, primarily due to retaining net income available to common stockholders in the first quarter of 2013 partially offset by a decrease in accumulated other comprehensive income due to a reduction in the fair market value on available-for-sale securities.

Capital

At March 31, 2013, the Company's Tier I Risk Based Capital ratio was 14.45%, while its Total Risk Based Capital ratio was 16.50% and its Tier I Capital to Average Assets leverage ratio was 10.91%.

Each of these Company ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Conference Call and Slide Presentation

A conference call hosted by Taylor Capital Group President & CEO Mark A. Hoppe will be held on Friday, April 19, 2013 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Investors, news media and others may access the call by telephone at 877-883-0383 (toll-free) or 412-902-6506 and entering the code 7826140. Participants are encouraged to dial into the call approximately 10 minutes prior to the start time.

This call is being webcast and can be accessed via a live Internet audio broadcast at Taylor Capital Group's website at www.taylorcapitalgroup.com.

Taylor Capital Group will post presentation slides on its website to be addressed by management during the call. The slides will be available for download on the Company's Investor Relations web page at www.taylorcapitalgroup.com.

A replay of the conference call will be made available after approximately 1:00 p.m. Central Time (2:00 p.m. Eastern Time) on April 19, 2013 through May 20, 2013 and the instructions for accessing the replay will be available on the Company's website during that period.

Accompanying Financial Statements and Tables
This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Income

•	Summary of Key Quarterly Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)
Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.8 billion as of March 31, 2013. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. With its national businesses, the Bank also provides asset-based lending, residential mortgage lending and commercial equipment leasing through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

Endnotes:
(1) Revenue is defined as net interest income plus noninterest income less investment securities gains and losses and impairment of investment securities.
(2) Commercial criticized and classified loans (special mention, substandard, and nonaccrual loans) in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excluding consumer loans.
(3) Credit costs are defined as provision for loan losses plus nonperforming asset expense.
(4) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of revenue and pre-tax, pre-provision operating earnings are provided in the attached tables.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might”, “contemplate”, “plan”, “prudent”, “potential”, “should”, “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•	We may be materially and adversely affected by the highly regulated environment in which we operate.

•
Increasing dependence on our mortgage business may increase volatility in our consolidated revenues and earnings, and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and sell mortgage loans at profitable margins.

•	Changes in interest rates may change the value of our mortgage servicing rights ("MSRs") portfolio, which may increase the volatility of our earnings.

•
Certain hedging strategies that we use to manage investment in MSRs, mortgage loans held for sale and interest rate lock commitments may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	A significant increase in certain loan balances associated with our mortgage business may result in liquidity risk related to the funding of these loans.

•	We are subject to interest rate risk, including interest rate fluctuations that could have a material adverse effect on us.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

•	Our business is subject to the conditions of the economies in which we operate and continued weakness in those economies and the real estate markets may materially and adversely affect us.

•	Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

•
The preparation of our consolidated financial statements requires us to make estimates and judgments, including the use of models, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•
We must manage credit risk and, if we are unable to do so, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense and have a material adverse effect on us.

•	Changes in certain ratings related to us or our credit could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	As a bank holding company, our sources of funds are limited.

•
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent upon outside third parties for processing and handling of our records and data.

•
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

•	We are subject to lending concentration risks.

•	We are subject to mortgage asset concentration risks.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business, new products and services or new customer relationships may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We and our subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•
Regulatory requirements, including rules jointly proposed (and subsequently indefinitely delayed) by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•
We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned "Risk Factors” in our December 31, 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2013, Current Reports on Form 8-K and other filings we have made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$135,880	$166,385
Investment securities	1,429,971	1,267,757
Loans held for sale	668,937	938,379
Loans, net of allowance for loan losses of $82,150 at March 31, 2013 and $82,191 at December 31, 2012	3,140,644	3,086,112
Premises, leasehold improvements and equipment, net	19,193	16,062
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	64,976	74,950
Mortgage servicing rights	106,576	78,917
Other real estate and repossessed assets, net	27,218	24,259
Other assets	177,037	149,589
Total assets	$5,770,432	$5,802,410

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,326,483	$1,179,724
Interest-bearing	2,467,911	2,348,618
Total deposits	3,794,394	3,528,342
Accrued interest, taxes and other liabilities	146,053	131,473
Short-term borrowings	1,136,586	1,463,019
Long-term borrowings	—	—
Junior subordinated debentures	86,607	86,607
Subordinated notes, net	33,460	33,366
Total liabilities	5,197,100	5,242,807

Stockholders' equity:
Preferred stock, Series A	100,000	100,000
Preferred stock, Series B	104,275	103,813
Nonvoting preferred stock	13	13
Common stock	304	302
Surplus	415,975	412,391
Accumulated deficit	(49,941)	(63,537)
Accumulated other comprehensive income, net	32,291	36,206
Treasury stock	(29,585)	(29,585)
Total stockholders' equity	573,332	559,603
Total liabilities and stockholders' equity	$5,770,432	$5,802,410

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2013	Dec 31, 2012	March 31, 2012
Interest income:
Interest and fees on loans	$37,629	$38,696	$35,283
Interest and dividends on investment securities:
Taxable	8,617	7,974	10,318
Tax-exempt	1,427	1,013	663
Interest on cash equivalents	1	1	3
Total interest income	47,674	47,684	46,267

Interest expense:
Deposits	4,264	4,352	5,411
Short-term borrowings	420	492	563
Long-term borrowings	—	11	500
Junior subordinated debentures	1,443	1,457	1,472
Subordinated notes	864	862	2,519
Total interest expense	6,991	7,174	10,465

Net interest income	40,683	40,510	35,802
Provision for loan losses	300	1,200	7,350
Net interest income after provision for loan losses	40,383	39,310	28,452

Noninterest income:
Service charges	3,491	3,461	3,291
Mortgage banking revenue	32,030	44,285	17,530
Gain on sales of investment securities	1	1,488	956
Other derivative income	1,560	1,156	561
Other noninterest income	2,637	1,572	1,608
Total noninterest income	39,719	51,962	23,946

Noninterest expense:
Salaries and employee benefits	34,028	35,991	23,637
Occupancy of premises, furniture and equipment	3,305	3,426	2,790
Nonperforming asset expense	559	2,816	694
Early extinguishment of debt	—	63	1,001
FDIC assessment	2,024	1,830	1,702
Legal fees, net	858	780	856
Loan expense, net	2,371	2,410	1,118
Outside services	2,496	1,545	579
Other noninterest expense	6,114	6,423	4,191
Total noninterest expense	51,755	55,284	36,568

Income before income taxes	28,347	35,988	15,830
Income tax expense	11,090	14,530	6,361
Net income	17,257	21,458	9,469
Preferred dividends and discounts	(3,661)	(1,765)	(1,742)
Net income applicable to common stockholders	$13,596	$19,693	$7,727

Basic income per common share	$0.45	$0.66	$0.26
Diluted income per common share	0.44	0.65	0.26
Weighted-average common shares outstanding	28,598,194	28,515,040	28,071,406
Weighted-average diluted common shares outstanding	28,962,425	28,895,719	28,622,798

SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(dollars in thousands)
Unaudited

	2013	2012
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Condensed Income Data:
Net interest income	$40,683	$40,510	$37,196	$36,378	$35,802
Provision for loan losses	300	1,200	900	100	7,350
Total noninterest income	39,719	51,962	47,250	31,889	23,946
Total noninterest expense	51,755	55,284	55,899	43,986	36,568
Income before income taxes	28,347	35,988	27,647	24,181	15,830
Income tax expense	11,090	14,530	10,898	9,956	6,361
Net income	17,257	21,458	16,749	14,225	9,469
Preferred dividends and discounts	(3,661)	(1,765)	(1,757)	(1,748)	(1,742)
Net income applicable to common stockholders	$13,596	$19,693	$14,992	$12,477	$7,727

Non-GAAP Measures of Performance: (1)
Revenue	$80,401	$90,984	$84,446	$65,247	$58,917
Pre-tax, pre-provision operating earnings	29,205	38,579	32,830	25,076	24,044

Per Share Data:
Basic earnings per common share	$0.45	$0.66	$0.50	$0.42	$0.26
Diluted earnings per common share	0.44	0.65	0.49	0.41	0.26
Tangible book value per common share	12.69	12.36	11.97	11.66	11.06
Weighted average common shares-basic	28,598,194	28,515,040	28,430,871	28,158,304	28,071,406
Weighted average common shares-diluted	28,962,425	28,895,719	28,931,235	29,093,447	28,622,798
Common shares outstanding-end of period	29,088,735	28,792,042	28,756,717	28,602,394	28,428,015

Performance Ratios (annualized):
Return on average assets	1.22%	1.59%	1.33%	1.17%	0.81%
Return on average common equity	14.82%	22.40%	17.62%	15.86%	10.15%
Efficiency ratio (2)	64.37%	60.76%	66.19%	67.41%	62.07%

Average Balance Sheet Data: (3)
Total assets	$5,642,192	$5,389,566	$5,026,706	$4,867,810	$4,660,021
Investments	1,360,213	1,213,422	1,230,953	1,292,129	1,281,445
Cash equivalents	555	985	304	709	960
Loans held for sale	715,502	689,787	443,287	329,878	192,037
Loans	3,177,836	3,090,248	2,997,562	2,947,233	2,937,185
Total interest-earning assets	5,254,106	4,994,442	4,672,106	4,569,949	4,411,627
Interest-bearing deposits	2,424,772	2,282,290	2,193,790	2,260,395	2,286,294
Borrowings	1,219,977	1,241,905	1,224,884	1,214,391	1,151,240
Total interest-bearing liabilities	3,644,749	3,524,195	3,418,674	3,474,786	3,437,534
Noninterest-bearing deposits	1,333,958	1,257,811	1,081,568	892,945	753,995
Total stockholders' equity	570,652	500,727	441,133	417,261	406,559

Tax Equivalent Net Interest Margin:
Net interest income as stated	$40,683	$40,510	$37,196	$36,378	$35,802
Add: Tax equivalent adjust. - investment (4)	769	545	395	372	357
Tax equivalent adjust - loans (4)	29	30	30	32	32
Tax equivalent net interest income	$41,481	$41,085	$37,621	$36,782	$36,191
Net interest margin without tax adjust.	3.12%	3.23%	3.17%	3.20%	3.26%
Net interest margin - tax equivalent (4)	3.18%	3.28%	3.21%	3.23%	3.29%
Yield on earning assets without tax adjust.	3.66%	3.81%	3.94%	4.04%	4.21%
Yield on earning assets - tax equivalent (4)	3.72%	3.85%	3.98%	4.08%	4.25%
Yield on interest-bearing liabilities	0.78%	0.81%	1.05%	1.11%	1.22%
Net interest spread without tax adjust.	2.88%	3.00%	2.89%	2.93%	2.99%
Net interest spread - tax equivalent (4)	2.94%	3.04%	2.93%	2.97%	3.02%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

SUMMARY OF KEY PERIOD-END FINANCIAL DATA
(dollars in thousands)
Unaudited

	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011
Condensed Balance Sheet Data:
Investment securities	$1,429,971	$1,267,757	$1,212,139	$1,240,405	$1,299,572	$1,279,676
Loans held for sale	668,937	938,379	422,621	255,693	210,040	185,984
Loans	3,222,794	3,168,303	3,085,693	2,981,827	2,903,797	2,928,299
Allowance for loan losses	82,150	82,191	79,667	86,992	93,509	103,744
Total assets	5,770,432	5,802,410	5,136,975	4,797,101	4,695,069	4,685,810
Total deposits	3,794,394	3,528,342	3,558,682	3,184,610	2,989,639	3,123,211
Total borrowings	1,256,653	1,582,992	1,010,315	1,097,836	1,186,115	1,091,888
Total stockholders' equity	573,332	559,603	447,574	436,408	416,766	409,528

Asset Quality Ratios:
Nonperforming loans	$71,404	$59,537	$62,096	$74,104	$93,498	$103,061
Nonperforming assets	98,622	83,796	90,955	106,731	130,439	138,683
Allowance for loan losses to total loans (excluding loans held for sale)	2.55%	2.59%	2.58%	2.92%	3.22%	3.54%
Allowance for loan losses to nonperforming loans	115.05%	138.05%	128.30%	117.39%	100.01%	100.66%
Nonperforming assets to total loans plus repossessed property (1)	3.03%	2.62%	2.92%	3.54%	4.44%	4.68%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	16.50%	16.27%	14.41%	16.03%	15.46%	14.72%
Tier I Capital (to Risk Weighted Assets)	14.45%	14.21%	12.29%	12.59%	11.95%	11.22%
Leverage (to average assets)	10.91%	11.14%	9.43%	9.41%	9.08%	8.84%
Total Capital	$701,381	$685,998	$553,977	$579,618	$541,423	$517,706
Tier I Capital	614,382	599,504	472,221	455,144	418,460	394,630

(1) During the fourth quarter of 2012, the Company revised it methodology for calculating this metric to exclude loans held for sale from total loans. Prior period ratios have been adjusted to reflect this change.

COMPOSITION OF LOAN PORTFOLIO (unaudited)
(dollars in thousands)

The following table presents the composition of the Company's loan portfolio as of the dates indicated:

	March 31, 2013		December 31, 2012		March 31, 2012
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,577,241	48.8%	$1,590,587	50.1%	$1,437,379	49.5%
Commercial real estate secured	1,013,252	31.4	965,978	30.4	963,300	33.2
Residential construction and land	40,620	1.3	45,903	1.5	56,780	2.0
Commercial construction and land	121,212	3.7	103,715	3.3	102,404	3.5
Lease receivables	65,028	2.0	50,803	1.6	—	—
Total commercial loans	2,817,353	87.2	2,756,986	86.9	2,559,863	88.2
Consumer	411,905	12.8	416,635	13.1	343,934	11.8
Gross loans	3,229,258	100.0%	3,173,621	100.0%	2,903,797	100.0%
Less: Unearned discount	(6,464)		(5,318)		—
Total loans	3,222,794		3,168,303		2,903,797
Less: Loan loss allowance	(82,150)		(82,191)		(93,509)
Net loans	$3,140,644		$3,086,112		$2,810,288

Loans Held for Sale	$668,937		$938,379		$210,040

The following table provides details of the Company's commercial real estate portfolio:

	March 31, 2013		December 31, 2012		March 31, 2012
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$107,861	10.6%	$109,266	11.3%	$127,795	13.2%
Office/mixed use property	124,542	12.2	113,216	11.7	111,647	11.6
Commercial properties	107,642	10.6	111,852	11.6	120,143	12.5
Specialized – other	70,271	6.9	69,827	7.2	76,845	8.0
Other commercial properties	27,140	2.4	28,870	3.0	20,228	2.1
Subtotal commercial non-owner occupied	437,456	43.2	433,031	44.8	456,658	47.4
Commercial owner-occupied	463,166	45.7	425,723	44.1	425,004	44.1
Multi-family properties	112,630	11.1	107,224	11.1	81,638	8.5
Total commercial real estate secured	$1,013,252	100.0%	$965,978	100.0%	$963,300	100.0%

CREDIT QUALITY (unaudited)
(dollars in thousands)

	At or for the Three Months Ended
	March 31, 2013	Dec. 31, 2012	March 31, 2012
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	16,010	16,705	21,076
Commercial real estate secured	23,096	14,530	30,185
Residential construction and land	742	4,495	7,113
Commercial construction and land	26,375	15,220	26,046
Consumer	5,181	8,587	9,078
Total nonaccrual loans	71,404	59,537	93,498
Total nonperforming loans	71,404	59,537	93,498
Other real estate owned and repossessed assets	27,218	24,259	36,941
Total nonperforming assets	$98,622	$83,796	$130,439

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$49,644	$58,025	$51,428
Substandard	22,649	22,608	25,200
Nonaccrual	66,223	50,950	84,420
Total commercial criticized and classified loans	$138,516	$131,583	$161,048
Loans contractually past due 30 – 89 days and still accruing	$4,293	$6,111	$6,274
Performing restructured loans	22,739	17,456	14,828
Recorded balance of impaired loans	90,113	70,343	99,286
Allowance for loan losses related to impaired loans	13,670	12,057	22,470

Allowance for Loan Losses Summary:
Allowance at beginning of period	$82,191	$79,667	$103,744
(Charge-offs), net of recoveries:
Commercial and commercial real estate	114	1,793	(15,346)
Real estate – construction and land	174	125	(1,197)
Consumer	(629)	(594)	(1,042)
Total net (charge-offs) recoveries	(341)	1,324	(17,585)
Provision for loan losses	300	1,200	7,350
Allowance at end of period	$82,150	$82,191	$93,509

Key Credit Ratios:
Nonperforming loans to total loans (2)	2.22%	1.88%	3.22%
Nonperforming assets to total loans plus repossessed property (2)	3.03%	2.62%	4.44%
Nonperforming assets to total assets	1.71%	1.44%	2.78%
Annualized net charge-offs (recoveries) to average total loans (2)	0.04%	(0.17)%	2.39%
Allowance to total loans at end of period (excluding loans held for sale)	2.55%	2.59%	3.22%
Allowance to nonperforming loans	115.05%	138.05%	100.01%
30 – 89 days past due to total loans (2)	0.13%	0.19%	0.22%

(1)	Commercial criticized and classified loans excludes consumer loans.

(2)
During the fourth quarter 2012, the Company revised its methodology for calculating these metrics to exclude loans held for sale from total loans. Prior period ratios have been adjusted to reflect this change.

LOAN PORTFOLIO AGING (unaudited)
(dollars in thousands)

	As of March 31, 2013
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$—	$—	$16,010	$1,561,231	$1,577,241	49%	$36,459

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	16,034	91,827	107,861	3%	3,017
Office/mixed use property	—	—	1,677	122,865	124,542	4%	2,473
Commercial properties	—	—	427	107,215	107,642	4%	2,198
Specialized – other	—	—	—	70,271	70,271	2%	1,251
Other commercial properties	—	—	—	27,140	27,140	1%	483
Subtotal commercial non-owner occupied	—	—	18,138	419,318	437,456	14%	9,422
Commercial owner-occupied	—	—	966	462,200	463,166	14%	8,952
Multi-family properties	—	—	3,992	108,638	112,630	3%	2,671
Total commercial real estate secured	—	—	23,096	990,156	1,013,252	31%	21,045

Residential construction and land:
Residential construction	—	—	742	23,628	24,370	1%	3,423
Land	—	—	—	16,250	16,250	—%	2,355
Total residential construction and land	—	—	742	39,878	40,620	1%	5,778

Commercial construction and land	—	—	26,375	94,837	121,212	4%	11,185

Lease receivables, net of unearned discount	—	—	—	58,564	58,564	2%	351
Total commercial loans	—	—	66,223	2,744,666	2,810,889	87%	74,818

Consumer loans	4,293	—	5,181	402,431	411,905	13%	7,332
Total loans	$4,293	$—	$71,404	$3,147,097	$3,222,794	100%	$82,150

FUNDING LIABILITIES (unaudited)
(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	March 31, 2013		December 31, 2012		March 31, 2012
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,333,958	35.5%	$1,257,811	35.5%	$753,995	24.8%

Interest-bearing deposits:
NOW accounts	717,410	19.1	460,187	13.0	348,723	11.5
Savings deposits	40,255	1.1	39,874	1.1	39,107	1.3
Money market accounts	746,542	19.9	743,479	21.0	670,496	22.1
Brokered money market deposits	11,942	0.3	24,036	0.7	—	—
Certificates of deposit	550,430	14.6	568,549	16.1	673,361	22.1
Brokered certificates of deposit	181,740	4.8	215,189	6.1	372,835	12.2
CDARS time deposits	162,662	4.3	211,865	6.0	133,869	4.4
Public time deposits	13,791	0.4	19,111	0.5	47,903	1.6
Total interest-bearing deposits	2,424,772	64.5	2,282,290	64.5	2,286,294	75.2
Total deposits	$3,758,730	100.0%	$3,540,101	100.0%	$3,040,289	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below.

	March 31, 2013	December 31, 2012	March 31, 2012
Noninterest-bearing deposits	$1,326,483	$1,179,724	$702,723

Interest-bearing deposits:
NOW accounts	819,101	573,133	392,659
Savings accounts	40,646	39,915	39,630
Money market accounts	741,818	744,791	689,912
Brokered money market deposits	—	27,840	—
Certificates of deposit	548,767	561,998	637,773
Brokered certificates of deposit	171,320	199,604	339,037
CDARS time deposits	135,630	186,187	148,396
Public time deposits	10,629	15,150	39,509
Total interest-bearing deposits	2,467,911	2,348,618	2,286,916
Total deposits	$3,794,394	$3,528,342	$2,989,639

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)
(dollars in thousands)

The following, as of the dates indicated, reconciles the income before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
Income before income taxes	$28,347	$35,988	$27,647	$24,181	$15,830
Add back (subtract):
Credit costs:
Provision for loan losses	300	1,200	900	100	7,350
Nonperforming asset expense	559	2,816	613	828	694
Credit costs subtotal	859	4,016	1,513	928	8,044
Other:
Gain on sales of investment securities	(1)	(1,488)	—	(3,020)	(956)
Early extinguishment of debt	—	63	3,670	2,987	1,001
Impairment of investment securities	—	—	—	—	125
Other subtotal	(1)	(1,425)	3,670	(33)	170
Pre-tax, pre-provision operating earnings	$29,205	$38,579	$32,830	$25,076	$24,044

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
Net interest income	$40,683	$40,510	$37,196	$36,378	$35,802
Noninterest income	39,719	51,962	47,250	31,889	23,946
Add back (subtract):
Gain on sales of investment securities	(1)	(1,488)	—	(3,020)	(956)
Impairment of investment securities	—	—	—	—	125
Revenue	$80,401	$90,984	$84,446	$65,247	$58,917

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, early extinguishment of debt and impairment of investment securities are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses and impairment of investment securities. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period.